Exhibit 10.1

SIXTH AMENDMENT TO OFFICE LEASE

This Sixth Amendment to Office Lease (this “Sixth Amendment”) is made and entered into by and between ASP, Inc., the managing partner of Boulder Tower Tenants in Common (“Landlord”), and HELMERICH & PAYNE, INC., a Delaware Corporation (the “Tenant”), effective on and as of the date on which Tenant executes this Sixth Amendment, as set forth on the signature page (the “Effective Date”).

W I T N E S SETH

WHEREAS, Landlord and Tenant previously entered into that certain Office Lease dated May 30, 2003, as amended by that certain First Amendment to the Lease dated as of May 23, 2008, Second Amendment to Lease dated December 13, 2011, Third Amendment to Office Lease (with form of Fourth Amendment to Office Lease attached thereto as Exhibit “B”) dated September 5, 2012, and Fifth Amendment to Office Lease dated December 26, 2012 (collectively, the “Lease”); pursuant to which Landlord leases to Tenant certain premises totaling 173,577 rentable square feet in the building commonly known as Boulder Towers (the “Building”), located at 1437 South Boulder, Tulsa, Oklahoma 74119 (the “Existing Premises”); and

WHEREAS, Landlord and Tenant desire to expand the Premises, and amend certain other terms of the Lease, all as more particularly provided hereinbelow;

NOW, THEREFORE, pursuant to the foregoing, and in consideration of the mutual covenants and agreements contained in the Lease and herein, the Lease is hereby modified and amended as set out below:

1.                                      Definitions.  All capitalized terms used herein shall have the same meaning as defined in the Lease, unless otherwise defined in this Sixth Amendment.

2.                                      Expansion Space; Term; Rent.  Landlord and Tenant hereby confirm, stipulate and agree that the Existing Premises shall be expanded as of the term commencement date to include an additional 2,764 rentable square feet of office space (the “Eighth Floor Expansion Space”) as described in red outline on Exhibit “A” attached hereto.  Landlord will deliver possession of the Eighth Floor Expansion Space on July 1, 2013 for commencement of the construction of Tenant Improvements.  Landlord will diligently pursue completion of construction of the Tenant Improvements following delivery of possession.  The term commencement date (“TCD”) and date of rent commencement with respect to the Eighth Floor Expansion Space will be ninety (90) days following delivery of possession; provided, however, in the event delivery of possession is delayed or Substantial Completion of Tenant Improvements does not occur within ninety (90) days following delivery of possession and any such delay is caused by Landlord or Landlord’s contractors, then Tenant shall be entitled to receive from Landlord a rent credit equal to one (1) day of free Annual Rent for every one (1) day of any such delay.  Unless sooner terminated as provided in the Lease, and subject to the renewal options contained in the Lease, the expiration date for the lease of the Eight Floor Expansion Space will be January 31, 2025.  Annual Rental for the Eighth Floor Expansion Space payable by Tenant under the Lease shall be as follows:

Square Footage	Price/RSF	Annual Rent	Monthly Installment
2,764	$14.50	$40,078.00	$3,339.84

With such Eighth Floor Expansion Space, the total rentable square feet of the Leased Premises is 178,431 rentable square feet and the total rentable area of the Building is 521,802 rentable square feet.  In the event the parties execute the form of Fourth Amendment to Lease previously agreed to, the parties agree to modify that form prior to execution thereof in order to accurately reflect (after giving effect to this Sixth Amendment) the total rentable square feet of the Leased Premises, total parking spaces, and Tenant’s Share of Operating Expenses.

3.                                      Tenant’s Share and Operating Expense Base. Tenant’s Share attributable to the Eighth Floor Expansion Space shall be .53%. Tenant’s Share attributable to the entire Leased Premises after the addition on the TCD of the Eighth Floor Expansion Space shall be 34.195%.  The Operating Expense Base for the Eighth Floor Expansion Space shall mean the amount of Operating Expenses for the calendar year 2012. From and after the TCD, the 5% cap on increases in Tenant’s Share attributable to the Eighth Floor Expansion Space as to increases in Operating Expenses, as set forth in Section 4.02(g) of the H&P Lease, shall be applicable to the Eighth Floor Expansion Space and Tenant’s Share shall be made in reference to the base amount established in 2012.

4.                                      Tenant Improvement Allowance.  The Landlord shall provide Tenant a $20.00 per rentable square foot Tenant Improvement Allowance totaling $55,280.00 to reduce the cost of Tenant Improvements to be constructed in the Eighth Floor Expansion Space (in the same manner as set forth in Exhibit B of the Lease), inclusive of demolition, above ceiling modification, preliminary space planning and construction documents and construction.  Landlord shall timely pay the cost of Tenant Improvements up to the amount of the Tenant Improvement Allowance.  In the event that the total cost of Tenant Improvements is less than the Tenant Improvement Allowance, then the balance may, at Tenant’s election, be used by Tenant to improve any area of the Leased Premises as long as the improvements are completed within two (2) years from the TCD.  In the event that the total cost of Tenant Improvements is more than the Tenant Improvement Allowance, then Tenant shall pay such excess costs when such amounts become due and owing to the contractors.

5.                                      Parking.  With respect to the Eighth Floor Expansion Space, the Landlord shall provide Tenant on the TCD nine (9) parking spaces, including two (2) reserved covered spaces in the attached parking structure and seven (7) on a non-reserved basis on the existing surface lots. As of the TCD, Tenant shall have a total of four hundred eighty-two (482) parking spaces, which shall consist of one hundred fifteen (115) reserved covered spaces in the attached parking structure and three hundred sixty-seven (367) on a non-reserved basis on the existing surface lots. These spaces are free of charge.

6.                                      Authority. Each of Landlord and Tenant represents and warrants to the other that the execution, delivery and performance of this Sixth Amendment by such party is within the requisite power of such party, has been duly authorized and is not in contravention of the terms of such party’s organizational or governmental documents.

7.                                      Binding Effect. Each of Landlord and Tenant further represents and warrants to the other that this Sixth Amendment, when duly executed and delivered, will constitute a legal, valid, and binding obligation of Tenant, Landlord and all owners of the Building, fully enforceable in accordance with its respective terms, except as may be limited by bankruptcy, moratorium, arrangement, receivership, insolvency, reorganization or similar laws affecting the rights of creditors generally and the availability of specific performance or other equitable remedies.

8.                                      Successors and Assigns.  This Sixth Amendment will be binding on the parties’ successors and assigns.

9.                                      Brokers.  Tenant warrants that it has had no dealings with any broker or agent other than Commercial Realty, LLC d/b/a CB Richard Ellis|Oklahoma (the “Broker”) in connection with the negotiation or execution of this Sixth Amendment.  Landlord shall indemnify and hold Tenant harmless from and against any cost, expenses or liability for commissions or other compensation or charges of Broker.  Tenant agrees to indemnify Landlord and hold Landlord harmless from and against any and all costs, expenses or liability for commissions or other compensations or charges claimed to be owed by Tenant to any broker or agent, other than Broker, with respect to this Sixth Amendment or the transactions evidenced hereby.

10.                               Amendments.  With the exception of those terms and conditions specifically modified and amended herein, the Lease shall remain in full force and effect in accordance with all its terms and conditions. In the event of any conflict between the terms and provisions of this Sixth Amendment and the terms and provisions of the Lease, the terms and provisions of this Sixth Amendment shall supersede and control.

11.                               Counterparts.  This Sixth Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of such counterparts shall constitute one agreement. To facilitate execution of this Sixth Amendment, the parties may execute and exchange facsimile counterparts of the signature pages and facsimile counterparts shall serve as originals.

12.                               Disclosure.  Members of the Boulder Towers Tenants in Common are licensed real estate brokers in the State of Oklahoma and are affiliated with Commercial Realty, LLC d/b/a CB Richard Ellis|Oklahoma; they are also partners in Boulder Towers Tenants in Common, the Landlord.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Sixth Amendment to be effective as of the day and year as set forth above.

LANDLORD:

By: ASP, Inc.

Managing Partner of
Boulder Towers Tenants in Common

By:	/s/ William H. Mizener
Name:	William H. Mizener
Title:	President
Date Executed: April 24, 2013

TENANT:

Helmerich & Payne, Inc.

By:	/s/ Steven R. Mackey
Name:	Steven R. Mackey
Title:	Executive Vice President
Date Executed: April 24, 2013